M&F WORLDWIDE CORP. ANNOUNCES BLOCK PURCHASE
PURSUANT TO SHARE REPURCHASE PROGRAM

New York, New York, June 17, 2008—M&F Worldwide Corp. (NYSE: MFW) today announced that, pursuant to the terms of its previously announced share repurchase program, it had purchased 1,827,649 shares of its common stock in a privately negotiated transaction at a price of $46.50 per share.  There remain 116,792 shares available to be purchased by the Company pursuant to the program.  Purchases by the Company under the program may be made from time to time in open market purchases, privately negotiated transactions, or otherwise, as determined by the Company's management.

The program does not obligate the Company to acquire any particular number of shares of common stock. The amount of repurchase activity will depend on a variety of factors, such as the level of cash generated from operations, cash requirements of the Company's businesses, repayment of debt, current stock market price, self-imposed blackout periods, corporate and regulatory requirements and market conditions. The share repurchase program may be suspended, modified or discontinued at any time or from time to time without prior notice and has no set expiration date.

About M&F Worldwide Corp.

M & F Worldwide operates through four business segments: Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. The operations of Harland Clarke include check printing, contact center and direct marketing. The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products sold primarily to educational and commercial customers. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment).